Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated August 1, 2024

Registration Statement No. 333-261416

Registration Statement No. 333-261416-01

Enterprise Products Operating LLC

Enterprise Products Partners L.P.

PRICING TERM SHEET

The information in this pricing supplement supplements the preliminary prospectus supplement, dated August 1, 2024 (the “Preliminary Prospectus Supplement”) and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement.

Issuer:	Enterprise Products Operating LLC

Guarantee:	Unconditionally guaranteed by Enterprise Products Partners L.P.

Ratings*:	A3 by Moody’s Investors Service, Inc. A- by S&P Global Ratings A- by Fitch Ratings Inc.

Note Type:	Senior Unsecured Notes

Legal Format:	SEC Registered

Trade Date:	August 1, 2024

Expected Settlement Date**:	August 8, 2024 (T+5)

Net Proceeds (after underwriting discounts and $5.9 million of other offering expenses):	$2,463,353,000

	$1,100,000,000 4.95% Senior Notes Due 2035 (the “2035 Notes”)	$1,400,000,000 5.55% Senior Notes Due 2055 (the “2055 Notes”)

Principal Amount:	$1,100,000,000	$1,400,000,000

Maturity Date:	February 15, 2035	February 16, 2055

Benchmark Treasury:	4.375% due May 15, 2034	4.250% due February 15, 2054

Benchmark Treasury Yield:	3.974%	4.273%

Spread to Benchmark:	+105 bps	+130 bps

Yield to Maturity:	5.024%	5.573%

Coupon:	4.95%	5.55%

Price to Public:	99.400% of the principal amount	99.663% of the principal amount

Make-Whole Call:	T + 20 bps	T + 25 bps

Call at Par:	On or after November 15, 2034	On or after August 16, 2054

Interest Payment Dates:	February 15 and August 15,	February 16 and August 16,

	beginning February 15, 2025	beginning February 16, 2025

CUSIP / ISIN:	29379V CG6 / US29379VCG68	29379V CH4 / US29379VCH42

Joint Book-Running Managers:

Mizuho Securities USA LLC

Barclays Capital Inc.

BMO Capital Markets Corp.

SMBC Nikko Securities America, Inc.

Wells Fargo Securities, LLC

BofA Securities, Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. Inc.

RBC Capital Markets, LLC

Truist Securities, Inc.

Co-Managers:

BBVA Securities Inc.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

MUFG Securities Americas Inc.

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

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*	Note: A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.

**

We expect delivery of the 2035 Notes and the 2055 Notes will be made against payment therefor on or about August 8, 2024, which is the fifth business day following the date of pricing of such notes (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2035 Notes and/or the 2055 Notes prior to the first trading day prior to the closing of this offering will be required, by virtue of the fact that such notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and any other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Mizuho Securities USA LLC at (866) 271-7403, Barclays Capital Inc. at (888) 603-5847, BMO Capital Markets Corp. at (866) 864-7760, SMBC Nikko Securities America, Inc. at (888) 868-6856 and Wells Fargo Securities, LLC at (800) 645-3751.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.